                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              SAKS HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
Saks Holdings, Inc.
12 East 49th Street
New York, New York 10017

                                                                   [LOGO]

Philip B. Miller
Chairman and
Chief Executive Officer

Dear Stockholder:

    We are pleased to invite you to our first annual meeting of stockholders. The 1997 Annual Meeting of Stockholders for Saks Holdings, Inc. will be held at 10:00 a.m. on June 16, 1997 at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York. We look forward to your participation either in person or by proxy.

    The Notice of Meeting, the Proxy Statement and the proxy card from the Board of Directors are enclosed and provide further information concerning the agenda for the Annual Meeting, which includes the annual election of directors, a proposal to approve the Directors Stock Plan and a proposal to ratify the appointment of our independent auditing firm. The Board of Directors recommends that you vote "FOR" each of these items. Please refer to the enclosed Proxy Statement for detailed information on each of these proposals.

    It is important that your shares be represented at the Annual Meeting, whether or not you plan to attend. Accordingly, you are requested to complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. Returning the proxy card by mail does not affect your ability to attend the Annual Meeting in person.

    We look forward to seeing you at the Annual Meeting on June 16, 1997.

                                          Sincerely yours,

                                          /s/ Philip B. Miller

                                          Philip B. Miller

                              SAKS HOLDINGS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 16, 1997
                       10:00 A.M., EASTERN STANDARD TIME

                            ------------------------

To the Stockholders of

  Saks Holdings, Inc.:

    Notice is hereby given that the Annual Meeting of Stockholders of Saks Holdings, Inc. (the "Company") will be held at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York at 10:00 a.m., Eastern Standard time, on June 16, 1997 for the following purposes:

    1. To elect nine directors of the Company to serve until the next annual meeting and until their successors have been duly elected and qualified;

    2.  To approve the Saks Holdings, Inc. Directors Stock Plan;

    3. To ratify the selection of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ending January 31, 1998; and

    4. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business on April 21, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders of the Company as of the close of business on April 21, 1997 will be available for inspection during normal business hours from June 5, 1997 through June 15, 1997 at the Company's executive offices at 12 East 49th Street, New York, New York 10017.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, IT IS REQUESTED THAT YOU PROMPTLY FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                          By order of the Board of Directors

                                          /s/ Joan F. Krey
                                          Joan F. Krey

                                          Secretary

May 2, 1997

                              SAKS HOLDINGS, INC.
                              12 EAST 49TH STREET
                            NEW YORK, NEW YORK 10017

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Saks Holdings, Inc. (the "Company") for use at the annual meeting of stockholders to be held at 10:00 a.m., Eastern Standard time, on June 16, 1997, at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York, and at any adjournment thereof (the "Meeting"). The Company is the holding company for Saks & Company, a wholly-owned subsidiary that does business as Saks Fifth Avenue ("Saks").

    Written communications to the Company should be sent to the Company's office at 12 East 49th Street, New York, New York 10017. The Company can be reached by telephone at (212) 940-4048. This Proxy Statement and a proxy card, together with a copy of the Company's 1996 Annual Report, are first being mailed on or about May 2, 1997, to persons who were holders of record of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), at the close of business on April 21, 1997 (the "Record Date").

MATTERS TO BE CONSIDERED AT THE MEETING

    At the Meeting, the holders of shares of Common Stock as of the Record Date will be asked to consider and vote on the proposals described in this Proxy Statement and on any other matter properly brought before the Meeting. With respect to any matter to come before the Meeting, holders of record of Common Stock will be entitled to one vote for each share of Common Stock held.

    The following is a brief summary of the proposals to be introduced at the Meeting by the Company. The summary is not intended to be a complete statement of all material features of the proposals and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement.

PROPOSAL 1

    Proposal 1 concerns the election of a board of nine directors, all of whom are currently serving as members of the Board of Directors.

PROPOSAL 2

    Proposal 2 concerns the approval of the Saks Holdings, Inc. Directors Stock Plan.

PROPOSAL 3

    Proposal 3 concerns ratification of Coopers & Lybrand L.L.P. as the Company's independent public accountants.

VOTING AT THE MEETING

    The Board of Directors has fixed April 21, 1997 as the Record Date for the Meeting, and only holders of record of the Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding and entitled to vote approximately 63,387,474 shares of the Common Stock.

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Meeting. The election of the Board of Directors requires the affirmative vote of a plurality of the shares of the Common Stock present and voting at the Meeting. "Plurality" means that the individuals who receive the largest number of votes cast "FOR" are elected as directors, up to the maximum number of directors to be chosen at the Meeting.

    Approval of the Saks Holdings, Inc. Directors Stock Plan (the "Directors Plan") and ratification of the appointment of the Company's independent public accountants, and approval of any other business properly brought before the Meeting, shall be decided by the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Meeting and entitled to vote thereon, unless a higher vote is required for any such other matter under applicable state law or the Company's Amended and Restated Certificate of Incorporation or Bylaws.

    In accordance with Delaware law, abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any particular matter are included for purposes of determining the number of votes present on such matter. Broker Shares that are not voted on any particular matter at the Meeting will not be treated as present for such matter.

PROXIES

    If the enclosed proxy is properly executed and returned in time for the Meeting, the shares of stock represented thereby will be voted in accordance with the instructions given thereon. If no instructions are given, such shares will be voted "FOR" each nominee as director, "FOR" the Directors Plan and "FOR" the ratification of Coopers & Lybrand L.L.P. as the Company's independent public accountants. Proxies will extend to, and be voted at, any adjournment of the Meeting.

    The Board of Directors does not intend to bring before the Meeting any business other than as set forth in this Proxy Statement and has not been informed that any other business is to be presented at the Meeting. However, should any other matter properly come before the Meeting, it is the intention of the persons named as proxies in the accompanying proxy or their duly authorized and constituted substitutes to vote or act thereon in accordance with their best judgment.

    Any stockholder who has executed and returned a proxy and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised
(i) by delivering written notice prior to the Meeting to the Secretary of the Company at the above address, (ii) by voting the shares represented by such proxy in person at the Meeting, or (iii) by giving a later dated proxy at any time before the voting. Attendance at the Meeting will not, by itself, revoke a proxy.

EXPENSES OF SOLICITATION

    The costs of the solicitation of proxies will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed proxy card and the Company's 1996 Annual Report, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may include telephone, facsimile or oral communications by directors, officers, or regular employees of the Company acting without special compensation.

PROPOSAL 1. ELECTION OF DIRECTORS

    The nine individuals set forth in the table below are all of the nominees for election as directors at the Meeting. Directors are elected for terms of one year or until the next annual meeting of stockholders, and serve until resignation, or succession by election or appointment. All of the nominees have consented to being named as such in this Proxy Statement and have agreed to serve if elected. If any nominee should become unavailable for election at the time of the Meeting, the persons voting the proxies solicited hereby may in their discretion vote for a substitute nominee or the Board of Directors may choose to reduce the number of directors. The Board of Directors has no reason to believe that any nominee will be unavailable to serve. All nominees are currently serving on the Company's Board of Directors.

    The following table sets forth each nominee's name, age as of February 1, 1997 and position. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

NAME                                                   AGE                              POSITION
--------------------------------------------------    ----- -----------------------------------------------------------------
Philip B. Miller..................................     56   Chairman, Chief Executive Officer and Director
Brian E. Kendrick.................................     43   Vice Chairman, Chief Operating Officer and Director
Rose Marie Bravo..................................     46   President and Director
E. Garrett Bewkes III.............................     46   Director
Jon P. Hedley.....................................     36   Director
Charles J. Philippin..............................     46   Director
Brian Ruder.......................................     42   Director
Stephen I. Sadove.................................     45   Director
Savio W. Tung.....................................     45   Director

BACKGROUND OF NOMINEES

    The following is a brief account of the business experience of each of the nominees for election as a director. There are no family relationships among the nominees or special understandings pursuant to which such persons have been nominated as directors of the Company.

    PHILIP B. MILLER is Chairman and Chief Executive Officer of both the Company and Saks. Mr. Miller was named to his current positions with the Company in March 1996 and with Saks in June 1993. Mr. Miller joined Saks in August 1990 as Vice Chairman and became Chief Operating Officer in 1992. Mr. Miller became Vice Chairman and a director of the Company in August 1990 and a Vice President of the Company in January 1991. Mr. Miller formerly was Chairman and Chief Executive Officer of Marshall Field's, joining that company in 1983 from Neiman Marcus, where he had been President since 1977.

    BRIAN E. KENDRICK became Vice Chairman of the Company in March 1996, Vice Chairman of Saks in November 1994 and Chief Operating Officer of both the Company and Saks in August 1996. He joined Saks as Senior Vice President and Chief Financial Officer in April 1991. Mr. Kendrick became Vice President of the Company in April 1993 and a director of the Company in February 1994. From 1981 to 1991, Mr. Kendrick was the Chief Financial Officer of Maison Blanche/Goudchaux, Inc. in Baton Rouge, Louisiana. In 1987 and 1988 he took a leave of absence to become the Chief Administrative Officer for the State of Louisiana.

    ROSE MARIE BRAVO became President of the Company in March 1996, President of Saks in September 1992 and a director of Saks in October 1992. Ms. Bravo became a Vice President and a director of the Company in September and October of 1992, respectively. Ms. Bravo formerly was the Chairman and Chief Executive Officer of
I. Magnin, a specialty division of the R.H. Macy Company, a position she had held since 1987. In February 1992, R.H. Macy & Co., I. Magnin's parent company, entered bankruptcy protection.

    E. GARRETT BEWKES III became a director of Saks and the Company in June 1994. He is co-founder of GarMark Advisors, LLC. He was an executive of Investcorp S.A. ("Investcorp"), its predecessor or one or more of its wholly-owned subsidiaries from March 1994 to November 1995. Prior to joining Investcorp, Mr. Bewkes was Vice Chairman and Co-head of the Investment Banking Department at Bear, Stearns & Co. Inc. Mr. Bewkes also held the position of Senior Managing Director. He is a director of The Bear Stearns Companies Inc.

    JON P. HEDLEY became a director of Saks and the Company in October 1995. Mr. Hedley served as Secretary and Treasurer of the Company from September 1992 to August 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since April 1990. Mr. Hedley is a director of CSK Auto, Inc., Prime Service, Inc. and Simmons Company.

    CHARLES J. PHILIPPIN became a director of Saks and the Company in January 1995. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since October 1994. Prior to joining Investcorp, Mr. Philippin was a partner with Coopers & Lybrand L.L.P. Mr. Philippin is a director of CSK Auto, Inc., Prime Service, Inc., Simmons Company, Star Markets, Inc. and The William Carter Company.

    BRIAN RUDER became a director of the Company in August 1996. Since March 1997, Mr. Ruder has served as Executive Vice President-Global Marketing, Citibank, N.A. From 1988 until he assumed his current responsibilities, Mr. Ruder held various executive positions at H.J. Heinz Company or one of its operating divisions, most recently as President, Heinz USA Retail Products.

    STEPHEN I. SADOVE became a director of the Company in August 1996. Since September 1996, Mr. Sadove has served as President of Bristol-Myers Squibb, Worldwide Beauty Care. From 1991 until he assumed his current responsibilities, Mr. Sadove was the President Worldwide, Clairol, Inc. Mr. Sadove is a director of Alpine Lace Brands, Inc.

    SAVIO W. TUNG became a director of the Company in April 1990. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since September 1984. Mr. Tung is a director of CSK Auto, Inc., Simmons Company and Star Markets, Inc.

COMMITTEES AND BOARD MEETINGS

    During 1996, there were two meetings of the Board of Directors. Each incumbent director attended 75% or more of the aggregate of the meetings of the Board and of the Board committees during the period he or she served thereon, with the exception of Mr. Sadove, who attended five of seven Board and committee meetings.

    The Board has two standing committees, an Audit Committee and a Compensation and Human Resources Committee. The Compensation and Human Resources Committee of the Board of Directors of the Company was established in January 1997 by the Board of Directors to serve the functions previously exercised by the Compensation Committee and the Stock Option and Stock Purchase Plan Committee. The functions of the two committees are described below.

    AUDIT COMMITTEE. The Audit Committee meets with management, the Company's internal auditors and the Company's independent accountants to consider the adequacy of the Company's internal controls and financial reporting. The Audit Committee recommends the Company's independent accountants to the Board; discusses with the independent accountants their audit procedures, including the proposed scope and timing of the audit, the audit results and accompanying management letters; reviews the auditor's fees and services; and in general endeavors to ensure the independence of the auditors and accountants. The Audit Committee met four times during 1996 and once by teleconference. The current members of the Audit Committee are Messrs. Bewkes, who serves as Chairman of the Committee, Ruder and Sadove.

    COMPENSATION AND HUMAN RESOURCES COMMITTEE. The Compensation and Human Resources Committee reviews and approves the compensation and employee benefits of the executive officers of the Company, particularly those of the Chief Executive Officer, Chief Operating Officer and President, and reviews in general the policies relating to the compensation of senior management and other employees of Saks. In addition, the Compensation and Human Resources Committee administers the Company's Senior Management Stock Incentive Plan (the "Old Incentive Plan"), the 1996 Management Stock Incentive Plan (the "New Incentive Plan") and will administer the Directors Plan, if approved by the stockholders. The Compensation and Human Resources Committee and its predecessor committees, the Stock Option and Stock Purchase Plan Committee and the Compensation Committee, collectively held one meeting in fiscal 1996 and on other occasions acted by written consent. The current members of the Compensation and Human Resources Committee are Messrs. Sadove, who serves as Chairman of the Committee, Bewkes, Hedley, Philippin, Ruder and Tung.

DIRECTORS' COMPENSATION

    In fiscal 1996, directors who were employees of the Company or executives of Investcorp received no separate compensation for serving as directors. Other directors received an annual retainer of $22,000, stock options and reimbursement of out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committees of the Board on which they served, as well as payments of $1,500 per meeting attended in person and $500 per telephonic meeting. For fiscal 1996, Messrs. Bewkes, Sadove and Ruder each were granted options to acquire 1,000 shares of Common Stock, which will fully vest on the date of the Meeting.

EXECUTIVE OFFICERS

    The following table sets forth the name, age as of February 1, 1997 and position of each executive officer of the Company. Except as noted below, these executive officers hold the same positions with Saks.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Philip B. Miller.....................................          58   Chairman, Chief Executive Officer and Director
Brian E. Kendrick....................................          43   Vice Chairman, Chief Operating Officer and Director
Rose Marie Bravo.....................................          46   President and Director
Owen E. Dorsey.......................................          46   Executive Vice President
Richard F. Zannino...................................          38   Executive Vice President, Chief Financial Officer and
                                                                      Treasurer*
Christina Johnson....................................          46   Executive Vice President
Mark E. Hood.........................................          44   Senior Vice President and Chief Accounting Officer
Joan F. Krey.........................................          51   Vice President and Secretary

------------------------

*   Mr. Zannino does not serve as Treasurer of Saks.

BACKGROUND OF EXECUTIVE OFFICERS

    The following is a brief account of the business experience of each of the executive officers of the Company other than Messrs. Miller and Kendrick and Ms. Bravo, whose backgrounds are described above under "Election of Directors." There are no family relationships or special understandings pursuant to which such persons have been elected as officers of the Company.

    OWEN E. DORSEY became an Executive Vice President of Saks in November 1994. In November 1993, Mr. Dorsey joined Saks as Senior Vice President, Human Resources. Mr. Dorsey became a Vice President of the Company in January 1994 and Executive Vice President in March 1996. Mr. Dorsey formerly was with the Ritz Carlton Hotel Company, where he held the position of Vice President, Human Resources from 1988 to 1993.

    RICHARD F. ZANNINO became Executive Vice President of Saks and the Company, Chief Financial Officer of Saks and the Company and Treasurer of the Company in August 1996. Mr. Zannino served as Senior Vice President of Saks from May 1994 to July 1996. Mr. Zannino joined Saks in January 1993 as Vice President and Treasurer. From March 1992 to November 1992, Mr. Zannino was Vice President of Finance for JWP Inc., a multinational technical services company. In December 1993, JWP Inc. entered bankruptcy protection. From 1986 to 1992, Mr. Zannino was with Peter Kiewit Sons, Inc., a privately-held, multi-industry company in a finance and business development role.

    CHRISTINA JOHNSON became Executive Vice President of Saks and the Company in August 1996. From 1992 until July 1996, Ms. Johnson served Saks as Senior Vice President and Director of Stores in the Northeast Region. Ms. Johnson joined Saks in 1991 from Marshall Field's where she was Senior Vice President and General Merchandise Manager.

    MARK E. HOOD became Senior Vice President and Chief Accounting Officer of Saks and the Company in August 1996. Mr. Hood joined Saks in June 1995 as Vice President. From 1991 to June 1995, Mr. Hood served as Vice President and controller for Foley's Department Stores, a division of the May Department Stores Company.

    JOAN F. KREY became Vice President and Secretary of the Company in August 1996. Ms. Krey has served as General Counsel, Vice President and Secretary of Saks since August 1985.

EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation of the Chief Executive Officer, as well as the four other most highly compensated executive officers of the Company serving as executive officers at the end of fiscal 1996 whose total compensation during that year exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                                            COMPENSATION
                                                                                            -------------
                                                             ANNUAL COMPENSATION(2)            SHARES
                                                       -----------------------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION(1)                           YEAR        SALARY       BONUS      OPTIONS(3)    COMPENSATION
-----------------------------------------------------  ---------  ------------  ----------  -------------  -------------
Philip B. Miller.....................................       1996  $  1,200,000  $  600,000       634,210     $  61,710(4)
  Chairman and Chief Executive Officer                      1995     1,100,000     360,000             0        59,567
Brian E. Kendrick....................................       1996       750,000     375,000       405,025         8,268(5)
  Vice Chairman and Chief Operating Officer                 1995       666,667     225,000             0         8,347
Rose Marie Bravo.....................................       1996       750,000     375,000       402,070        51,219(6)
  President                                                 1995       666,667     225,000             0        18,515
Owen E. Dorsey.......................................       1996       378,750          (7)       79,805         7,211(8)
  Executive Vice President                                  1995       357,500      40,000             0       113,009
Richard F. Zannino...................................       1996       330,833          (7)      117,470         6,468(9)
  Executive Vice President, Chief Financial Officer         1995       290,000      90,000        39,110         6,845
  and Treasurer

------------------------

(1) The amounts indicated reflect compensation paid by Saks.

(2) Other annual compensation did not exceed $50,000 or 10% of the total salary and bonus for any of the Named Executive Officers.

(3) Includes securities underlying options that were previously granted and which were repriced on February 23, 1996. See note 2 to "Option Grants in Last Fiscal Year."

(4) Reflects (i) the value of insurance premiums paid by Saks in the amounts of $5,960, $3,359 and $10,141 with respect to supplementary medical benefits, long-term disability benefits and term life insurance, respectively, for the benefit of Mr. Miller, (ii) $2,250 of matching benefits paid by Saks under the Retirement Savings Plan and (iii) $40,000 paid by Saks for personal expenses allowance.

(5) Reflects (i) the value of insurance premiums paid by Saks in the amounts of $3,708 and $2,310 with respect to supplementary medical benefits and term life insurance, respectively, for the benefit of Mr. Kendrick and (ii) $2,250 of matching benefits paid by Saks under the Retirement Savings Plan.

(6) Reflects (i) the value of insurance premiums paid by Saks in the amounts of $3,708 and $2,310 with respect to supplementary medical benefits and term life insurance, respectively, for the benefit of Ms. Bravo, (ii) $2,250 of matching benefits paid by Saks under the Retirement Savings Plan, (iii) $27,688 paid by Saks with respect to relocation expenses and (iv) $15,263 paid by Saks for business related clothing discounts.

(7) Fiscal year 1996 bonuses for Messrs. Dorsey and Zannino, as with certain other executive officers of the Company, have not been finalized.

(8) Reflects (i) the value of insurance premiums paid by Saks in the amount of $3,708 and $1,234 with respect to supplementary medical benefits and term life insurance, respectively, for the benefit of Mr. Dorsey, (ii) $2,269 of matching benefits paid by Saks under the Retirement Savings Plan.

(9) Reflects (i) the value of insurance premiums paid by Saks in the amounts of $3,708 and $1,085 with respect to supplementary medical benefits and term life insurance, respectively, for the benefit of Mr. Zannino and (ii) $1,675 of matching benefits paid by Saks under the Retirement Savings Plan.

    The following table sets forth information regarding grants of stock options by the Company during the fiscal year ended February 1, 1997 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                       -----------------------------------------------------------
                                                                                                     POTENTIAL
                                                                                                      REALIZED
                                                                                                      VALUE AT
                                                                                                      ASSUMED
                                                                                                       ANNUAL
                                                                                                      RATES OF
                                       NUMBER OF    % OF TOTAL                                         STOCK
                                       SECURITIES    OPTIONS                  MARKET                   PRICE
                                       UNDERLYING   GRANTED TO               PRICE ON                APPRECIATION(2)
                                        OPTIONS    EMPLOYEES IN   EXERCISE   DATE OF    EXPIRATION   ----------
NAME                                   GRANTED(1)  FISCAL YEAR     PRICE      GRANT        DATE          5%
-------------------------------------  ----------  ------------   --------   --------   ----------   ----------
Philip B. Miller.....................    215,000          7%        $25.00     $25.00     5/28/06     $3,386,250
                                         419,210(3)      13%        $16.00     $16.00     2/28/06     $4,225,637
Brian E. Kendrick....................    115,000          4%        $25.00     $25.00     5/28/06     $1,811,250
                                         290,025(3)       9%        $16.00     $16.00     2/28/06     $2,923,452
Rose Marie Bravo.....................    115,000          4%        $25.00     $25.00     5/28/06     $1,811,250
                                         287,070(3)       9%        $16.00     $16.00     2/28/06     $2,893,666
Owen E. Dorsey.......................     34,000          1%        $25.00     $25.00     5/28/06     $  535,500
                                          45,805(3)       1%        $16.00     $16.00     2/28/06     $  461,714
Richard F. Zannino...................     34,000          1%        $25.00     $25.00     5/28/06     $  535,500
                                          83,470(3)       3%        $16.00     $16.00     2/28/06     $  841,378



NAME                                       10%
-------------------------------------  -----------
Philip B. Miller.....................  $ 8,546,250
                                       $10,664,702
Brian E. Kendrick....................  $ 4,571,250
                                       $ 7,378,236
Rose Marie Bravo.....................  $ 4,571,250
                                       $ 7,303,061
Owen E. Dorsey.......................  $ 1,351,500
                                       $ 1,165,279
Richard F. Zannino...................  $ 1,351,500
                                       $ 2,123,477

------------------------------

(1) The option agreements provide that options have vested and will vest to the extent of one-third of the options granted as of the date of the Company's initial public offering, one-third on the first anniversary thereof and one-third on the second anniversary thereof. In the event of an Approved Sale (as defined in the option agreement), all options vest in their entirety.

(2) These amounts are based on compounded annual rates of stock price appreciation of 5% and 10% over the ten-year term of the options, are mandated by the rules of the Securities and Exchange Commission and are not indicative of expected stock price performance. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, overall market conditions, as well as the option holders' continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

(3) In January 1996, the Board of Directors authorized repricing the stock options from $20 (the price paid for shares at the time of the acquisition of the Company by Investcorp and a group of international investors in 1990 (the "1990 Acquisition") and also in connection with significant third party purchases of Common Stock in 1993, which price per share was routinely used in connection with option grants from the 1990 Acquisition through 1995) to $16 to reflect the estimated fair market value of the Common Stock. Toward the end of 1995, management of the Company decided to evaluate whether a $20 per share price reflected fair market value and, therefore, whether options granted with a $20 per share exercise price, which might have been higher than fair value, properly incentivized management. Based on management's internal analysis, as well as advice from third party advisors, the Company determined that as of the end of fiscal 1995 the fair market value of the Common Stock was $16 per share and authorized repricing the options at $16 per share. At the time that outstanding options were repriced, options for an additional number of shares were also granted to the Named Executive Officers with a $16 exercise price.

    The following table provides information regarding the exercise of options during the fiscal year ended February 1, 1997, and the number and value of unexercised options held at February 1, 1997 by the Named Executive Officers.

                 AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1996

                     AND OPTION VALUES AT FEBRUARY 1, 1997

                                             SHARES                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                            ACQUIRED                    UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                               ON          VALUE          OPTIONS AT FY-END              AT FY-END(1)
NAME                                        EXERCISE      REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------------------  -----------  ------------  -----------  -------------  ------------  -------------
Philip B. Miller.........................          --             --     211,403        422,807   $  1,997,547   $ 3,995,078
Brian E. Kendrick........................          --             --     135,008        270,017      1,342,603     2,685,210
Rose Marie Bravo.........................          --             --     134,023        268,047      1,330,291     2,660,585
Owen E. Dorsey...........................      13,300   $  186,200(2)     13,301         53,204         64,266       461,047
Richard F. Zannino.......................          --             --      39,156         78,314        387,453       774,922

------------------------

(1) Calculated on the basis of $28.50 per share, the fair market value of the Common Stock at January 31, 1997, less the exercise price payable for such shares.

(2) Calculated on the basis of $30.00 per share, the fair market value of the Common Stock at January 14, 1997, the date of exercise, less the exercise price payable for such shares.

                   PENSION AND SUPPLEMENTARY RETIREMENT PLANS

    Saks maintains a pension plan (the "Pension Plan"), which covers substantially all of the employees of Saks and its affiliates. Saks also maintains an unfunded supplemental pension plan (the "Supplemental Plan") which covers certain senior executives of Saks. The following table sets forth estimated annual benefits payable upon retirement with regard to the Supplemental Plan, prior to any offset reductions.

                                    YEARS OF SERVICE(1)
REMUNERATION(2)     15          20          25          30          35
---------------  ---------  ----------  ----------  ----------  ----------
  $   250,000    $  75,000  $  100,000  $  125,000  $  125,000  $  125,000
      300,000       90,000     120,000     150,000     150,000     150,000
      400,000      130,000     160,000     200,000     200,000     200,000
      500,000      150,000     200,000     250,000     250,000     250,000
      750,000      225,000     300,000     375,000     375,000     375,000
    1,000,000      300,000     400,000     500,000     500,000     500,000
    1,320,000      396,000     528,000     660,000     660,000     660,000

------------------------

(1) Mr. Miller has an estimated 19 credited years of service (13 of which were granted to him pursuant to his employment agreement). Mr. Kendrick has an estimated six credited years of service. Ms. Bravo and Mr. Zannino each have four years of credited service and Mr. Dorsey has three.

(2) The compensation covered by the Supplemental Plan includes base salary only, and not bonus or other amounts. For each of the Named Officers, the current compensation covered by the Supplemental Plan does not differ by more than 10% from the amount listed in the "Salary" column of the Summary Compensation table. The amount of the supplemental pension to which a participant is entitled is an annual amount computed in the form of a single life annuity equal to 2% of his or her Average Final Earnings multiplied by his or her years of credited service up to a maximum of 25 years, reduced by any amounts received due to the Pension Plan, primary Social Security benefits or matching amounts under the Retirement Savings Plan. "Average Final Earnings" for purposes of the Supplemental Plan is the average rate of the participant's salary for the last 36 calendar months of his or her credited service.

    Benefits under the Pension Plan are based primarily on years of service and the employees' compensation, subject to limitations under the Internal Revenue Code of 1986, as amended (the "Code"). The compensation covered by the Pension Plan includes base salary only, and not bonus or other amounts. Saks' policy is to fund the plan to satisfy the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Generally, an employee is entitled upon retirement to annual payments for each year of service in the amount of 1% of his or her covered compensation received for that year of service. The estimated benefits payable upon retirement at normal retirement age for each Named Executive Officer as of February 1, 1997 is $11,369 (Mr. Miller), $11,369 (Mr. Kendrick), $6,858 (Ms. Bravo), $4,500 (Mr. Dorsey) and $6,410 (Mr. Zannino).

    The Supplemental Plan covers the Chairman, Vice Chairman, President, Executive Vice Presidents and Senior Vice Presidents of Saks (the "Covered Employees") and those who were Vice Presidents and General Managers prior to July 1990. The Supplemental Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees in accordance with the provisions of ERISA. The Covered Employees have a nonforfeitable right to receive a supplemental pension upon five years of service in the covered position. Generally, the amount of the supplemental pension for a Covered Employee is an annual amount computed in the form of a single life annuity equal to 2% of the Final Average Earnings (as defined in the Supplemental Plan) multiplied by his or her years of service up to a maximum of 25 years, subject to offset reduction for Social Security benefits and for amounts received from Saks or its affiliates under any other qualified, formal or informal plan, including the Pension Plan.

EMPLOYMENT AGREEMENT

    Saks has employment agreements with each of Mr. Miller, Mr. Kendrick, Ms. Bravo and Mr. Dorsey. Each agreement requires the executive officer to devote his or her full time and best efforts to Saks during the term of the agreement.

    PHILIP B. MILLER. The employment agreement with Mr. Miller commenced in March 1996 and continues until terminated by either party as provided therein. The agreement provides for an annual salary of $1.2 million plus increases based on the percentage increase, if any, in the Consumer Price Index, or by a greater amount, at the discretion of the Board of Directors of Saks. In addition, the agreement provides for the payment of an annual bonus as determined by the Board of Directors of Saks.

    If Saks terminates Mr. Miller's employment for any reason other than for death, disability, retirement or cause, or if Mr. Miller terminates his employment with Saks due to a breach by Saks of any of its obligations to Mr. Miller which breach is not cured within 30 days, Mr. Miller shall be entitled to receive an amount equal to three times his base salary then in effect ($3.6 million at his current salary) and Standard Termination Amounts, as defined below. Mr. Miller is entitled to receive an identical amount if he voluntarily terminates his employment at any time when he is not a member of the Boards of Directors of both the Company and Saks. If Saks terminates Mr. Miller for "cause" (as defined in the agreement) or if Mr. Miller voluntarily terminates his employment except as described in the preceding sentences, Mr. Miller is entitled to receive Standard Termination Amounts. "Standard Termination Amounts" consist of pro-rated earned but unpaid salary, bonus, deferred compensation, certain expense allowances and unpaid or unreimbursed benefits under applicable benefit plans and programs.

    BRIAN E. KENDRICK, ROSE MARIE BRAVO AND OWEN E. DORSEY. Saks' employment agreements with Mr. Kendrick, Ms. Bravo and Mr. Dorsey commenced in March 1996 and continue until terminated. The agreements provide for annual salaries of $750,000, $750,000 and $360,000 respectively, and a bonus payment at the discretion of the Board of Directors of Saks. The agreements further provide for annual performance and salary reviews, and for participation in all other bonus and benefit plans applicable to other similarly situated officers.

    If Saks terminates Mr. Kendrick's or Ms. Bravo's employment for any reason other than for death, disability, retirement or cause, or if Mr. Kendrick or Ms. Bravo, as applicable, terminates his or her employment within three months of either Saks' assignment of duties inconsistent with his or her status as a senior executive officer of Saks or a substantial adverse alteration in the nature or status of his or her responsibilities, Mr. Kendrick or Ms. Bravo, as applicable, is entitled to receive an amount equal to two times his or her base salary then in effect ($1.5 million at their current salaries) and Standard Termination Amounts. If Saks terminates Mr. Dorsey's employment for any reason other than for death, disability, retirement or cause, or Mr. Dorsey resigns after a material change in his duties, Mr. Dorsey is entitled to receive an amount in cash equal to his base salary then in effect, Standard Termination Amounts and benefits for one year following termination. If Saks terminates Mr. Kendrick's, Ms. Bravo's or Mr. Dorsey's employment for "cause" (as defined in each agreement) or if such employee voluntary terminates his or her employment, except as described in the first sentence of this paragraph with respect to Mr. Kendrick and Ms. Bravo, such employee shall be entitled to receive Standard Termination Amounts.

    All other officers are appointed by and serve at the discretion of the Board of Directors of Saks.

    From time to time, Saks extends loans to certain officers and directors in connection with stock purchase transactions. In January 1992, Mr. Kendrick executed a note in favor of Saks in the principal amount of $175,000. The note bore interest at an annual rate of 8% and was secured by a pledge of Common Stock. The note matured in January 1997 and was paid in full. In March 1996, Mr. Kendrick executed a note in favor of Saks in the principal amount of $250,000, the proceeds of which were used to refinance an earlier note extended to cover relocation costs. The note matures in March 1999, bears interest at an annual rate of 8% and is secured by a pledge of Common Stock. At Saks' option, the principal of, and accrued interest on, each of the notes described above becomes immediately due upon the occurrence of certain events, including the termination of Mr. Kendrick's employment by Saks for any reason.

            REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

                           ON EXECUTIVE COMPENSATION

OPERATION OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

    The Compensation and Human Resources Committee of the Board of Directors of the Company (the "Committee") was established in January 1997 by the Board of Directors to serve the functions previously exercised by the Compensation Committee and the Stock Option and Stock Purchase Plan Committee. The Committee consists of Messrs. Bewkes, Ruder and Sadove, each of whom is a non-employee director of the Company. The overall compensation policy which the Committee pursues for the Company and Saks is to provide a reward structure that will motivate the Company's executives to assist in achieving the Company's strategic and financial goals, retain and attract competent personnel and link the interests of management and stockholders through equity-based compensation. The Committee also administers the Company's stock incentive plans, including the Old Incentive Plan and the New Incentive Plan.

    SENIOR EXECUTIVE COMPENSATION. The Company is the holding company for Saks & Company, a wholly-owned subsidiary that does business as Saks Fifth Avenue ("Saks"). The Company's executive officers are also officers of Saks. Mr. Miller, Mr. Kendrick and Ms. Bravo, the Chief Executive Officer, the Chief Operating Officer and the President of the Company, respectively (the "Principals"), and one other executive officer have employment agreements with the Company that were negotiated prior to the Company's initial public offering (the "Employment Agreements"). Under the Employment Agreements, each executive receives a base salary and is eligible to receive bonuses at the discretion of the Board of Directors. The Board of Directors has delegated to the Committee the authority to evaluate and recommend the level of bonuses for the Principals. For 1996, the key elements of compensation for the Principals were base salary, an annual bonus and stock options issued as long-term incentive awards under the New Incentive Plan. The Committee evaluates the Chief Executive Officer's compensation on the same criteria applicable to all three of the Principals. Accordingly, the discussion in this Report of the Chief Executive Officer's compensation is combined with the discussion of the Principals' compensation.

    COMPENSATION OF OTHER OFFICERS. Compensation of the Company's other executive officers consists generally of salary and annual bonus. Periodically, these officers are also granted stock options. After reviewing the recommendations of the Principals, the Committee establishes annual bonus pools for the officers of Saks, including the Company's other executive officers, and ratifies the selection of performance criteria used under matrices for determining the size of such bonuses. The Principals then determine, subject to Committee oversight, the actual bonus amounts paid to these other executive officers.

1996 FISCAL YEAR COMPENSATION

    BASE SALARY. The base salary of each of the Principals and one other executive officer was set in accordance with the Employment Agreements, where applicable, which are subject to discretionary increases by the Board of Directors. Base salaries for 1996 were maintained at the levels established for the Principals during 1995. Messrs. Dorsey and Zannino received raises in April 1996 on an annual review basis, and subsequent thereto, Mr. Zannino received a raise in connection with his becoming Chief Financial Officer of Saks.

    ANNUAL BONUS. The Committee met after the end of the fiscal year to determine the annual bonuses that the Committee would recommend to the Board of Directors for the Principals for the previous fiscal year. In determining the bonuses to be awarded to each of the Principals, the Committee had broad latitude to decide the performance criteria that it would consider for purposes of evaluating the Principals. After reviewing the Company's and the Principals' performance for the fiscal year, the Committee determined to consider a number of corporate financial performance criteria and personal performance objectives for each of the Principals. The Committee evaluated the Company's financial performance in fiscal 1996 in each of the following areas, measured against both the targets set forth in the Company's fiscal 1996 business plan and fiscal 1995 results: EBITDA, earnings per share and sales and gross margin performance. In addition, the Committee determined that the Principals' bonuses should reflect their contributions under the following personal performance criteria: contribution to the Company's successful initial public offering, secondary offering and debt offering in fiscal 1996, contribution to the development and implementation of key initiatives and business strategies of the Company, contribution to the enhancement of the Company's favorable public reputation, demonstration of leadership skills and recognition and standing in the industry. In considering these factors, the Committee did not assign relative weights to any particular factor. As a result of this subjective evaluation process, the Committee recommended, and the Board approved, annual bonuses of $600,000, $375,000 and $375,000 for Mr. Miller, Mr. Kendrick and Ms. Bravo, respectively.

    In addition to determining the annual bonuses of the Principals, the Committee also approved bonus pools for amounts to be awarded by the Principals to the Company's other officers of Saks, including the Company's other executive officers. The size of the bonus pools was determined based on EBITDA and gross margin performance. Bonus payments under the pools are based on an extensive internal evaluation program conducted annually, which typically is not concluded until the Spring. Different criteria are applied in evaluating awards under the bonus pools. The Committee approved performance matrices recommended by the Principals that take into account, among other things, the financial and corporate performance criteria used to determine the Principals' bonuses.

    STOCK OPTION GRANTS. In connection with the Company's initial public offering, the Committee granted stock options to the Company's executive officers. The size of the option grants was determined by the Committee after review of an evaluation prepared by an outside consulting firm on executive stock option grants among similarly situated retail companies. Consistent with its objective of properly incentivizing management, at the time that the Company repriced these outstanding stock options (see below), the Company also granted additional options to certain of its executive officers.

    REPRICING OF STOCK OPTIONS. In January 1996, the Board of Directors authorized repricing of all of the then-outstanding stock options from an exercise price of $20 to $16 to reflect to estimated fair market value of the Company's common stock. The $20 exercise price represented the fair market value of the Company's stock from 1990 through 1995, and was the price paid for the Company's shares by a group of investors in 1990 and again in connection with significant third party purchases of stock in 1993. Toward the end of 1995, management of the Company decided to evaluate whether a $20 per share price reflected fair market value and, therefore, whether options granted with a $20 per share exercise price, which might have been higher than fair value, properly incentivized management. Based upon management's internal analysis and advice from third party advisors, the Board of Directors determined that, as of the end of fiscal 1995, the fair market value of the Company's common stock was $16 and, in January 1996, authorized repricing the options at $16 per share.

SECTION 162(M)

    Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation received in any one year by certain executive officers of publicly traded companies, unless the compensation is paid under an arrangement that satisfies the Internal Revenue Code definition of "performance-based compensation." The Committee believes that for 1996, the year in which the Company first became subject to Section 162(m), it was more important to insure flexibility in the Company's compensation arrangements and criteria than to attempt to satisfy the requirements for "performance-based compensation" under
Section 162(m). Nevertheless, the Committee believes that amounts realized upon the exercise of employee stock options granted by the Company in the past will qualify as "performance-based compensation," and therefore that such amounts will not count against the $1 million threshold. The Committee intends to review this issue from time to time in the context of evaluations of the Company's overall compensation policies.

                                          RESPECTFULLY SUBMITTED,

                                          COMPENSATION AND HUMAN RESOURCES
                                          COMMITTEE

                                          STEPHEN I. SADOVE, CHAIRMAN
                                          E. GARRETT BEWKES III
                                          JON P. HEDLEY
                                          CHARLES J. PHILIPPIN
                                          BRIAN RUDER
                                          SAVIO W. TUNG

    The above report of the Compensation and Human Resources Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to March 1996, the Company did not have a compensation committee. Messrs. Bewkes, Hedley, Philippin, Ruder, Sadove and Tung participated in deliberations concerning compensation of executive officers of Saks during fiscal 1996. None of the executive officers of the Company served on the Board of Directors or on the compensation committee of any other entity whose officers served either on the Board of Directors or on the compensation committee of the Company.

    Saks incurred fees of $8 million payable to Investcorp International Inc. ("III"), an affiliate of Investcorp, for certain management, consulting and advisory services rendered in fiscal 1995 and the first half of fiscal 1996. Of these expenses, $7 million are reflected in Saks' operating results for fiscal 1995 and $1 million is reflected in Saks' operating results for the first six months ended August 3, 1996. Fees of $2 million also were paid to III in each of fiscal 1991, 1992, 1993 and 1994. Saks believes that the terms of its management, advisory and consulting arrangements with III were no less favorable to Saks than terms that may have been available from independent third parties. Management fees to III were discontinued in July 1996.

    Prior to April 3, 1996, Investcorp and its affiliates had an ownership interest in and controlled a majority of the voting stock of Gucci Group N.V. and its affiliates ("Gucci"), an Italian designer, manufacturer and distributor of women's and men's luxury apparel and accessories. Investcorp affiliates continue to represent a majority of the members of the Supervisory Board of Gucci. In addition, Investcorp and its affiliates have an ownership interest in, control a majority of the voting stock of, and have directors serving on the board of directors of Ebel S.A. ("Ebel"), a Swiss manufacturer and distributor of watches, and Chaumet International S.A. ("Chaumet"), a French retailer of jewelry, gems and other luxury products. Saks distributes the products of Gucci, Ebel and Chaumet through its stores. Saks believes that the terms of these arrangements are on arms' length bases. Except for these arrangements, Saks has no business relationships with Investcorp or any of its affiliates or related parties.

                         STOCK PRICE PERFORMANCE GRAPH

COMPARISON OF THE CUMULATIVE RETURN AMONG THE COMPANY, THE S&P 500 STOCK INDEX
  AND THE S&P RETAIL (DEPARTMENT STORES)-500 STOCK INDEX

    Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Retail (Department Stores)-500 Stock Index for the period commencing on May 22, 1996, the date the Company's stock became publicly traded, and ending January 31, 1997, the last day of the Company's fiscal year in which the market was open. The graph and table assume that $100 was invested on May 22, 1996 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Retail (Department Stores)-500 Stock Index and that all dividends were reinvested. This data was furnished by Standard & Poor's Compustat Services, Inc.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                INDEXED RETURNS MONTH ENDING
                               BASE PERIOD 5-22-1996   MAY-96     JUN-96     JUL-96     AUG-96     SEP-96     OCT-96     NOV-96
SAKS HOLDINGS INC                             100.00      93.86      98.56      89.53      98.56     101.08     101.08      93.88
S&P 500                                       100.00      99.46      99.84      95.43      97.44     102.92     105.76     113.76
RETAIL (DEPT STORES)-500                      100.00      98.84      94.08      88.98      93.55      96.01      92.90      96.85

                                DEC-96     JAN-97
SAKS HOLDINGS INC                  77.98      82.31
S&P 500                           111.50     118.47
RETAIL (DEPT STORES)-500           90.50      88.19

PROPOSAL 2. ADOPTION OF THE SAKS HOLDINGS, INC. DIRECTORS STOCK PLAN

    On April 1, 1997, the Board of Directors adopted, subject to the approval of the stockholders of the Company, the Saks Holdings, Inc. Directors Stock Plan (the "Directors Plan" or the "Plan"), effective upon its approval by a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote at a meeting of the Company's stockholders at the 1997 annual meeting of stockholders. Under the Directors Plan, the Company may grant Non-Employee Directors stock options to purchase the Company's Common Stock ("Stock Options"), as well as stock grants ("Stock Grants" and together with Stock Options, "Stock Awards") for the purpose of attracting, retaining and motivating qualified individuals to serve on the Company's Board of Directors and to align the financial interests of such individuals with those of the Company's stockholders by providing for or increasing their proprietary interest in the Company.

    This summary of the main features of the Directors Plan is qualified in its entirety by the complete text of the Directors Plan which is set out as Appendix A to this Proxy Statement. The capitalized terms used in this summary but not defined herein shall have the meanings given them in the Plan.

PURPOSE

    The purpose of the Directors Plan is to attract, retain and motivate qualified individuals to serve on the Company's Board of Directors and to align the financial interests of such individuals with those of the Company's stockholders by providing for or increasing their proprietary interest in the Company.

ELIGIBILITY

    Non-Employee Directors of the Company are eligible to receive Stock Awards under the Plan. Non-Employee Directors are those members of the Company's Board of Directors who are not at the time also employees of the Company or any of its direct or indirect majority-owned subsidiaries (regardless of whether such subsidiary is organized as a corporation, partnership or other entity). For the purposes of the Directors Plan, the Chairman of the Board's status as an employee shall be determined by the Board of Directors.

    There are currently six Non-Employee Directors on the Board of Directors, although it is not expected that the three directors who are affiliated with Investcorp will initially participate in the Plan. The determination of which Non-Employee Directors shall receive Stock Awards, the number of shares subject to such Stock Awards and the dates upon which such Stock Awards are granted will be determined by the Board of Directors in its sole discretion.

TERMS OF STOCK AWARDS

    The maximum number of shares of Common Stock which may be issued pursuant to the Plan is 100,000. The maximum number of shares of Common Stock subject to Stock Options or Stock Grants that may be awarded under the Plan for any calendar year to any person on account of his or her service as a Non-Employee Director, other than options or shares that a Non-Employee Director has elected to receive in lieu of a cash retainer or other fees, shall not exceed 10,000 shares.

    If the outstanding securities of the class then subject to the Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the maximum number and type of shares or other securities that may be issued under this Plan and that are subject to the outstanding Stock Awards shall be appropriately adjusted.

    STOCK OPTION PRICE AND TERMS

    The exercise price for each Stock Option shall be determined by the Board of Directors. The exercise price shall not be less than the Fair Market Value of the stock on the date of the grant. As of April 21, 1997, the Fair Market Value of a share of Common Stock of the Company was $28 3/8. The Board of Directors shall specify the number of shares subject to each Stock Option grant, or the formula pursuant to which such number shall be determined, the Non-Employee Directors to receive such grants, the date of grant and the vesting and expiration terms applicable to such Stock Options. The Board's determinations pursuant to the immediately preceding sentence need not be the same for each grant or for each Non-Employee Director. The Board of Directors may provide that Stock Options are granted to a Non-Employee Director in lieu of his or her cash retainer or other compensation.

    The Board of Directors may, but need not, provide that the shares of Common Stock issued upon exercise of the Stock Option shall be subject to such further conditions or agreements as the Board of Directors in its discretion may specify prior to the exercise of such Stock Option, including without limitation, deferrals on issuance, conditions on vesting or transferability, and forfeiture or repurchase provisions.

    STOCK GRANT TERMS

    Stock Grants under the Plan may in the sole discretion of the Board of Directors have an exercise price. Non-Employee Directors who receive such Stock Grants need not be required to pay a cash or cash-equivalent consideration or to forego other compensation for the shares covered by the Stock Grant, unless the Board of Directors so specifies. Stock Grants under the Plan may be subject to a vesting period or periods from the date of grant, which periods are established in the sole discretion of the Board of Directors. The vesting terms may be contingent upon the passage of time, continued service or achievement of performance goals, as specified by the Board. The number of shares subject to any Stock Grants and the timing and the recipients of such Stock Grants shall be set by the Board from time to time.

OPERATION

    The determination of which Non-Employee Directors shall receive Stock Awards, the number of shares subject to such Stock Awards and the dates upon which such Stock Awards are granted is in the sole discretion of the Board of Directors. Initially, following the 1997 annual meeting of stockholders, the three Non-Employee Directors who are not also executives of Investcorp will each be granted a Stock Option pursuant to the Plan for 1,000 shares of Common Stock at an exercise price equal to the price of the Common Stock on the day of the 1997 annual meeting, exercisable on the date of the Company's 1998 annual meeting of stockholders.

ADMINISTRATION AND AMENDMENT

    The Directors Plan shall be administered by the Board of Directors, except that, as provided in the Plan, the Plan may be administered by a Committee of the Board, as appointed from time to time by the Board.

    Subject to the express provisions of the Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of the Plan. Notwithstanding any provision of the Plan, the Board may at any time limit the authority of the Committee to administer the Plan.

    The Board may periodically amend the Plan as determined appropriate, without further action by the Company's stockholders except to the extent required by applicable law. Notwithstanding the foregoing, subject to adjustment pursuant to the antidilution provisions of the Plan, the Plan may not be amended to materially increase the number of shares of Common Stock authorized for issuance under the Plan unless the amendment is approved by the Company's stockholders.

    Unless the Plan is earlier suspended or terminated by the Board, no Stock Awards may be granted after the tenth anniversary of the date the Plan is approved by the Company's stockholders. The Plan may be terminated at such earlier time as the Board may determine. Termination and expiration of the Plan shall not affect the rights and obligations arising under Stock Awards theretofore granted and then in effect.

NON-TRANSFERABILITY OF STOCK OPTIONS

    Unless otherwise provided by the Board of Directors, each Stock Option shall be transferable only by will or the laws of descent and distribution.

FEDERAL INCOME TAX CONSEQUENCES

    A Non-Employee Director who is granted a Stock Option pursuant to the Directors Plan will recognize no taxable income at the time of the grant, but will generally recognize taxable income upon the exercise of the Stock Option. The amount of income recognized upon the exercise of the Stock Option will be measured by the excess, if any, of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. The Company will generally be entitled to a deduction corresponding to the amount of income recognized by the Non-Employee Director.

    In general, a Non-Employee Director who receives a non-transferable Stock Grant that is subject to restrictions that impose a substantial risk of forfeiture will not recognize income upon receipt of shares of Common Stock pursuant to a grant. However, upon vesting of the shares, the Non-Employee Director will recognize compensation income and receive a basis in such shares in an amount equal to the fair market value of the vested shares determined on the vesting date, and the Company will be entitled to a compensation deduction equal to such amount. Alternatively, no later than 30 days after a Stock Grant, the Non-Employee Director may make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, if the Stock Grant is not subject to a substantial risk of forfeiture, in any such case, the Non-Employee Director will recognize compensation income in the taxable year of the Stock Grant and receive a basis equal to the fair market value of such shares determined on the date of grant, and the Company will be entitled to a compensation deduction equal to such amount. Under either alternative, the Non-Employee Director receiving a Stock Grant will generally recognize capital gain or loss upon the subsequent disposition of the shares.

    Unless a Non-Employee Director makes an election under Code Section 83(b), as described above, amounts paid to the Non-Employee Director as dividends with respect to such shares prior to the vesting date will be treated for federal income tax purposes as compensation income taxable at ordinary income tax rates for which the Company will be entitled to a compensation deduction with respect to such amounts. However, upon the vesting of the Non-Employee Director's shares, or if the Non-Employee Director makes a timely Code Section 83(b) election, amounts paid to the Non-Employee Director as dividends will be treated as dividends for federal income tax purposes for which the Company will not be entitled to a deduction with respect to such amounts.

    The foregoing does not purport to be a complete summary of the Federal income tax considerations relevant to Stock Awards granted under the Directors Plan. In addition, the tax consequences under state, local or foreign law may differ from the consequences under Federal income tax law.

GRANT

    No Stock Awards will be granted under the Directors Plan until stockholder approval is obtained. The affirmative vote of a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote at a meeting of the Company's stockholders at the 1997 annual meeting of stockholders is required for approval of the Directors Plan. Any Stock Awards granted prior to such date shall be contingent on such approval and, if such approval is not obtained, shall be null and of no effect.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE DIRECTORS STOCK PLAN.

PROPOSAL 3. RATIFICATION OF COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

    The selection of Coopers & Lybrand L.L.P. as the Company's independent public accountants for fiscal year 1997 has been approved by the Board of Directors. Coopers & Lybrand L.L.P. has served as the Company's independent public accountants since 1990. The stockholders of the Company are requested to ratify this selection. This proposal is put before the stockholders in conformity with the general corporate governance and compliance practice of seeking stockholder approval of the selection of independent public accountants. If the stockholders do not approve this selection, the Board of Directors will reconsider the appointment.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF COOPERS AND LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

    The audit for the Company for the fiscal year ending February 1, 1997, was conducted by Coopers & Lybrand L.L.P. A representative of Coopers & Lybrand L.L.P. is expected to attend the Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of December 31, 1996, concerning beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

                                                                    NUMBER OF SHARES
                                                                      BENEFICIALLY
NAME                                                                      OWNED          PERCENT
------------------------------------------------------------------  -----------------  -----------
Investcorp S.A....................................................       9,570,049(1)       15.16%
SIPCO Limited.....................................................       9,570,049(2)       15.16%
Wellington Management Company, LLP................................       4,364,392(3)        6.85%
His Royal Highness Prince
  Al Waleed Bin Talal Bin Abdulaziz...............................       3,398,189(4)        5.38%
Philip B. Miller..................................................         351,048(5)           *
Brian E. Kendrick.................................................         143,763(5)           *
Rose Marie Bravo..................................................         157,273(5)           *
Savio W. Tung.....................................................          99,325(6)           *
Jon P. Hedley.....................................................          45,000(7)           *
E. Garrett Bewkes III.............................................           1,500              *
Charles J. Philippin..............................................          15,000              *
Stephen I. Sadove.................................................           1,000              *
Brian Ruder.......................................................           1,000              *
Owen E. Dorsey....................................................          30,387(5)           *
Richard F. Zannino................................................          40,457(5)           *
All directors and executive officers as a group (14 people).......         935,797           1.47%

------------------------

(1) Investcorp does not directly own any shares of Common Stock. Beneficial ownership includes 5,334,070 shares owned by two indirect, wholly-owned subsidiaries of Investcorp. The remainder of the shares shown as beneficially owned by Investcorp consists of the shares owned by certain Cayman Islands corporations, none of which is a beneficial owner of five percent or more of the Common Stock. Investcorp may be deemed to share beneficial ownership of the shares of Common Stock held by such entities because such entities or their stockholders or principals have entered into revocable management services or similar agreements with an affiliate of Investcorp pursuant to which each such entity has granted such affiliate the authority to direct the voting and disposition of the stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation, with its registered address at 37 rue Notre-Dame, Luxembourg.

(2) SIPCO Limited ("SIPCO") does not directly own any Common Stock. The number of shares shown as owned by SIPCO consists of the shares Investcorp is deemed to beneficially own. SIPCO may be deemed to control Investcorp through its ownership of a majority of the stock of a company which indirectly owns a majority of Investcorp's outstanding stock. SIPCO is a Cayman Islands corporation with its address at P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies.

(3) Wellington Management Company, LLP ("Wellington") does not directly own any Common Stock. The number of shares shown as owned by Wellington consists of shares which are held of record by clients of Wellington, which, in its capacity as investment adviser, Wellington is deemed to beneficially own. Wellington is a Massachusetts corporation with its address at 75 State Street, Boston, Massachusetts 02109.

(4) His Royal Highness Prince Al Waleed Bin Talal Bin Abdulaziz does not directly own any Common Stock. The number of shares shown as owned by him include all of the shares held by SFA Saudi Holdings Limited, of which he owns a majority of the outstanding stock. The business address of His Royal Highness Prince Al Waleed Bin Talal Bin Abdulaziz is c/o Kingdom Establishment Trading and Contracting, P.O. Box 8653, Riyadh 11492, Saudi Arabia.

(5) Includes the following shares of Common Stock, purchasable within 60 days of December 31, 1996, upon the exercise of stock options by the following individuals: Mr. Miller (211,403 shares), Mr. Kendrick (135,0008 shares), Ms. Bravo (134,023 shares), Mr. Dorsey (26,601 shares) and Mr. Zannino (39,156 shares).

(6) Includes 50,000 shares that Mr. Tung has the right to acquire within 60 days of December 31, 1996.

(7) Includes 5,000 shares that Mr. Hedley has the right to acquire within 60 days of December 31, 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Common Stock to file reports of beneficial ownership with the Securities Exchange Commission, the New York Stock Exchange and the Company. Based solely upon its review of the copies of such forms received by it, the Company believes that, during fiscal year 1996, all filing requirements applicable to such persons were complied with.

                             STOCKHOLDER PROPOSALS

    Securities and Exchange Commission regulations permit stockholders to submit proposals for consideration at annual meetings of stockholders. Any such proposals for the Company's Annual Meeting of Stockholders to be held in 1998 must be submitted to the Company on or before January 2, 1998, and must comply with applicable regulations of the Securities and Exchange Commission in order to be included in proxy materials relating to that meeting. Proposals should be sent to: Saks Holdings, Inc., Attn.: Secretary, 12 East 49th Street, New York, New York 10017.

                                 MISCELLANEOUS

    A copy of the Company's 1996 Annual Report to Stockholders has been delivered free of charge to stockholders with this solicitation. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997 is available free of charge on request by writing to the Secretary of the Company at the Company's principal address.
                            ------------------------

    Please complete, date, sign and mail promptly the accompanying proxy in the postage-paid envelope enclosed for your convenience. The signing of the proxy will not prevent your attending the Meeting and voting in person.

New York, New York
May 2, 1997

                                                                      APPENDIX A

                              SAKS HOLDINGS, INC.
                              DIRECTORS STOCK PLAN

1. PURPOSE

    The purpose of the Saks Holdings, Inc. Directors Stock Plan (the "Plan") is to advance the interests of Saks Holdings, Inc., a Delaware corporation (hereinafter the "Company"), by enabling the Company to attract, retain and motivate qualified individuals to serve on the Company's Board of Directors and to align the financial interests of such individuals with those of the Company's stockholders by providing for or increasing their proprietary interest in the Company. The stock options granted pursuant to this Plan are not qualified under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2. DEFINITIONS

    (a) "Board" means the Board of Directors of the Company.

    (b) "Committee" means the Board and/or a committee of the Board acting pursuant to its authorization to administer this Plan under Section 7.

    (c) "Common Stock" means the Company's Series A Common Stock, par value $.01, as presently constituted, subject to adjustment as provided in Section 9.

    (d) "Fair Market Value" means, as of any date, and unless the Board shall specify otherwise, the mean between the high and the low market prices for the Common Stock reported for that date on the composite tape for securities listed on the New York Stock Exchange or, if the Common Stock did not trade on the New York Stock Exchange on the date in question, then for the next preceding date for which the Common Stock traded on the New York Stock Exchange.

    (e) "Non-Employee Director" means a member of the Board who is not at the time also an employee of the Company or any of its direct or indirect majority-owned subsidiaries (regardless of whether such subsidiary is organized as a corporation, partnership or other entity). For purposes of this Plan, the Chairman of the Board's status as an employee shall be determined by the Board.

3. SHARES SUBJECT TO THE PLAN

    Subject to adjustment as provided in Section 9, the maximum number of shares of Common Stock which may be issued pursuant to this Plan shall not exceed 100,000. Shares issued under this Plan may be authorized and unissued shares of Common Stock or shares of Common Stock reacquired by the Company. All or any shares of Common Stock subject to a stock option or stock grant which for any reason are not issued or are reacquired under the stock option or stock grant may again be made subject to a stock option or stock grant under the Plan.

4. PARTICIPANTS

    Any person who is a Non-Employee Director shall be eligible for the award of stock options and/or stock grants hereunder.

5. NON-EMPLOYEE DIRECTOR AWARDS

    The Board may provide for stock options and/or stock grants to be awarded to Non-Employee Directors in consideration for their service to the Company. The Board shall determine to which Non-Employee Directors any such stock options and/or stock grants shall be awarded hereunder (any such person, a "Participant"). The Board shall specify the number of shares subject to each stock option or stock grant provided for under this Section 5, or the formula pursuant to which such number shall be determined, the Participants to receive any such award, the date of award and the vesting and expiration terms applicable to such stock option or stock grant. The award of stock options or stock grants hereunder may, but need not, be conditioned on the Non-Employee Director electing to forego his or her right to all or any part of his or her cash retainer or other fees. Subject to adjustment pursuant to Section 9, the maximum number of shares of Common Stock subject to stock options and stock grants awarded under this Plan during any calendar year to any person on account of his or her service as a Non-Employee Director, other than stock options or stock grants that a Non-Employee Director has elected to receive in lieu of cash retainer or other fees, shall not exceed 10,000 shares.

6. TERMS AND CONDITIONS OF STOCK OPTIONS AND STOCK GRANTS

    (a) GENERAL TERMS AND CONDITIONS: Stock options and stock grants awarded pursuant to the Plan need not be identical but each stock option and stock grant shall be subject to the following general terms and conditions:

    (1) TERMS AND RESTRICTIONS UPON SHARES: The Board may provide that the shares of Common Stock issued upon exercise of a stock option or receipt of a stock grant shall be subject to such further conditions, restrictions or agreements as the Board in its discretion may specify prior to the exercise of such stock option or receipt of such stock grant, including without limitation, deferrals on issuance, conditions on vesting or transferability, and forfeiture or repurchase provisions. The Committee may establish rules for the deferred delivery of Common Stock upon exercise of a stock option or receipt of a stock grant with the deferral evidenced by use of "Stock Units" equal in number to the number of shares of Common Stock whose delivery is so deferred. A "Stock Unit" is a bookkeeping entry representing an amount equivalent to the Fair Market Value of one share of Common Stock. Stock Units represent an unfunded and unsecured obligation of the Corporation except as otherwise provided by the Board. Settlement of Stock Units upon expiration of the deferral period shall be made in Common Stock or otherwise as determined by the Committee. The amount of Common Stock, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents. Until a Stock Unit is settled, the number of shares of Common Stock represented by a Stock Unit shall be subject to adjustment pursuant to Section 9.

    (2) TRANSFERABILITY OF OPTION: Unless otherwise provided by the Committee, each stock option shall be transferable only by will or the laws of descent and distribution.

    (3) OTHER TERMS AND CONDITIONS: No holder of a stock option or stock grant shall have any rights as a stockholder with respect to any shares of Common Stock subject to a stock option or stock grant hereunder until said shares have been issued. Stock options and stock grants may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Board or the Committee shall deem appropriate. The Board may waive conditions to and/or accelerate exercisability of a stock option or stock grant, either automatically upon the occurrence of specified events (including in connection with a change of control of the Company) or otherwise in its discretion. No stock option or stock grant, however, nor anything contained in the Plan, shall confer upon any Participant any right to serve as a director of the Company.

    (b) STOCK OPTION PRICE: The exercise price for each stock option shall be established by the Board or under a formula established by the Board. The exercise price shall not be less than the Fair Market Value of the stock on the date of grant. The exercise price shall be paid in full at the time of exercise. The exercise price shall be payable in cash, by payment under an arrangement with a broker where payment is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the option shares to the Company, by the surrender of shares of Common Stock owned by the optionholder exercising the option and having a fair market value on the date of exercise equal to the exercise price but only if such will not result in an accounting charge to the Company, or by any combination of the foregoing. In addition, the exercise price shall be payable in such other form(s) of consideration as the Committee in its discretion shall specify, including without limitation by loan (as described in Section 8) or by techniques that may result in an accounting charge to the Company.

    (c) STOCK GRANT TERMS: Stock grants under the Plan may, in the sole discretion of the Board, but need not, be conditioned upon the Participant paying cash or cash-equivalent consideration or agreeing to forego other compensation for the Shares covered by the stock grant. Stock grants under the Plan may be subject to such conditions, restrictions or other vesting terms as are established in the sole discretion of the Board. The conditions, restrictions or vesting terms may be contingent upon the passage of time, continued service or achievement of Company or individual performance goals, as specified by the Board.

7. ADMINISTRATION OF THE PLAN

    The Plan shall be administered by the Board, except that as provided herein the Plan may be administered by a Committee of the Board, as appointed from time to time by the Board. The Board shall fill vacancies on and from time to time may remove or add members to the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.

    Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation: (a) to prescribe, amend and rescind rules relating to this Plan and to define terms not otherwise defined herein; (b) to prescribe the form of documentation used to evidence any stock option or stock grant awarded hereunder, including provision for such terms as it considers necessary or desirable, not inconsistent with the terms established by the Board; (c) to establish and verify the extent of satisfaction of any conditions to exercisability applicable to stock options or to receipt or vesting of stock grants; (d) to determine whether, and the extent to which, adjustments are required pursuant to Section 9 hereof; and (e) to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any stock option or stock grant awarded hereunder, and to make exceptions to any procedural provisions in good faith and for the benefit of the Company. Notwithstanding any provision of this Plan, the Board may at any time limit the authority of the Committee to administer this Plan.

    All decisions, determinations and interpretations by the Board or, except as to the Board, the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any stock option or stock grant awarded hereunder, shall be final and binding on all Participants and holders of stock options and stock grants. The Board and the Committee may consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

8. LOANS

    The Company may, if authorized by the Board, make loans for the purpose of enabling a Participant to exercise stock options and, if applicable, receive stock awarded under the Plan and to pay the tax liability resulting from a stock option exercise or stock grant under the Plan. The Board shall have full authority to determine the terms and conditions of such loans. Such loans may be secured by the shares of Common Stock received upon exercise of such stock option or receipt of such stock grant.

9. ADJUSTMENT OF AND CHANGES IN THE STOCK

    If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the maximum number and type of shares or other securities that may be issued under this Plan shall be appropriately adjusted. The Committee shall determine in its sole discretion the appropriate adjustment to be effected pursuant to the immediately preceding sentence. In addition, in connection with any such change in the class of securities then subject to this Plan, the Committee may make appropriate and proportionate adjustments in the number and type of shares or other securities or cash or other property that may be acquired pursuant to stock options and stock grants theretofore awarded under this Plan and the exercise price of such stock options or price, if any, of such stock grants.

    No right to purchase or receive fractional shares shall result from any adjustment in stock options or stock grants pursuant to this Section 9. In case of any such adjustment, the shares subject to the stock option or stock grant shall be rounded up to the nearest whole share of Common Stock.

10. REGISTRATION, LISTING OR QUALIFICATION OF STOCK

    In the event that the Board or the Committee determines in its discretion that the registration, listing or qualification of the shares of Common Stock issuable under the Plan on any securities exchange or under any applicable law or governmental regulation is necessary as a condition to the issuance of such shares under the stock option or stock grant, the stock option or stock grant shall not be exercisable or exercised in whole or in part unless such registration, listing, qualification, consent or approval has been unconditionally obtained.

11. TAXES

    The Board or Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes which it determines are necessary or appropriate in connection with any issuance of shares under this Plan, and the rights of a holder of a stock option or stock grant in any shares are subject to satisfaction of such conditions. The Company shall not be required to issue shares of Common Stock or to recognize the disposition of such shares until such obligations are satisfied. At the Participant's election, any such obligations may be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to the holder of the stock option or stock grant upon exercise of the stock option or vesting or receipt of the stock grant or by surrendering to the Company shares of Common Stock previously acquired. The Company and any affiliate of the Company shall not be liable to a Participant or any other persons as to any tax consequence expected, but not realized, by any Participant or other person due to the receipt of any stock options or shares awarded hereunder.

12. ARBITRATION AND APPLICABLE LAW

    Any claim, dispute or other matter in question of any kind relating to this Plan shall be settled by arbitration before a single arbitrator and otherwise conducted in accordance with the Rules of the American Arbitration Association, which proceedings shall be held in the city in which the Company's executive offices are located. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrator shall be final and may be enforced in any court of competent jurisdiction. This Plan and any rights hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law.

13. EFFECTIVE DATE, AMENDMENT AND TERMINATION OF PLAN

    This Plan shall become effective upon its approval by a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote at the Company's 1997 annual meeting of stockholders. Any stock options and stock grants awarded prior to the such date shall be contingent on such approval and, if such approval is not obtained, shall be null and of no effect.

    Unless earlier suspended or terminated by the Board, no stock options or stock grants may be awarded after the tenth anniversary of the date the Plan is approved by the Company's stockholders. The Board may periodically amend the Plan as determined appropriate, without further action by the Company's stockholders except to the extent required by applicable law. Notwithstanding the foregoing, and subject to adjustment pursuant to Section 9, the Plan may not be amended to materially increase the number of shares of Common Stock authorized for issuance under the Plan, unless any such amendment is approved by the Company's stockholders. The Plan may be earlier terminated at such earlier time as the Board may determine. Termination and expiration of the Plan will not affect the rights and obligations arising under stock options or stock grants theretofore awarded and then in effect.

COMMON STOCK                                            COMMON STOCK

                             SAKS HOLDINGS, INC.
                       ANNUAL MEETING OF STOCKHOLDERS
                                JUNE 16, 1997


              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


    Philip B. Miller, Brian E. Kendrick and Rose Marie Bravo, and each of them, with several powers of substitution, are hereby authorized to represent and vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders of Saks Holdings, Inc. to be held at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York on Monday, June 16, 1997 at 10:00 a.m. and at any adjournment thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the notice of Annual Meeting and Proxy Statement dated May 2, 1997 and a copy of the Annual Report for the year ended February 1, 1997.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF SAKS HOLDINGS, INC. RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

       THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE
                      REVERSE SIDE AND RETURN PROMPTLY.

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                            FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3

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

                                                            Please mark
                                                            your votes as
                                                            indicated in    /X/
                                                            this example


1. Election of Directors:                              NOMINEES: Philip B. Miller, Brian E. Kendrick, Rose Marie Bravo,
                                                       E. Garrett Bewkes III, Jon P. Hedley,  Charles J. Philippin, Brian Ruder,
   FOR all nominees                 WITHHOLD           Stephen I. Sadove and Savio W. Tung
 listed to the right               AUTHORITY
(with exceptions noted)     to vote for all nominees                                                 I plan to attend the
                               listed to the right                                                     Annual Meeting.      /X/

       /  /                           /  /             Withheld for the following only: (Write the name(s) of the nominee(s) in the space below)

                                                       ------------------------------------------------------------------------

2. Approval of the Saks Holdings, Inc.                      3. Ratification of the appointment of Coopers & Lybrand L.L.P.
   Directors Stock Plan:                                       as independent public accountants for the 1997 fiscal year.

  FOR    AGAINST    ABSTAIN                                                 FOR    AGAINST    ABSTAIN

  /  /    /  /        /  /                                                  /  /    /  /        /  /

                                                 Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, adminis-
                                                 trator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

                                                 Date:                                                          , 1997
                                                      ---------------------------------------------------------

                                                 ---------------------------------------------------------------------
                                                                          Signature(s) of Stockholder(s)

                                                 ---------------------------------------------------------------------
                                                                        Signature(s) of Joint Stockholder(s)

                                                 ---------------------------------------------------------------------
                                                                             Title



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                                                FOLD AND DETACH HERE

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